Exhibit 5.1

Mayer Brown LLP 350 South Grand Avenue 25th Floor Los Angeles, California 90071-1503 Main Tel +1 213 229 9500 Main Fax +1 213 625 0248 www.mayerbrown.com
June 8, 2018

Innospec Inc.

8310 South Valley Highway

Suite 350

Englewood, Colorado 80112

Ladies and Gentlemen:

We are acting as special counsel to Innospec Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of 900,000 shares of its Common Stock, $0.01 par value per share, (“Common Stock”) to be offered pursuant to the Innospec Inc. 2018 Omnibus Long-Term Incentive Plan (the “Omibus Plan”) and 900,000 shares of its Common Stock to be offered pursuant to the Innospec Inc. ShareSave Plan 2008 (as amended and restated) (the “ShareSave Plan; the ShareSave Plan and the Omnibus Plan, collectively (the “Plans”). In connection therewith, we have examined or are otherwise familiar with the Company’s Amended and Restated Certificate of Incorporation, as further amended, the Company’s Amended and Restated By-Laws, the Plans, the Registration Statement, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of rendering this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock registered on the Registration Statement are duly authorized for issuance and when issued and sold in accordance with the provisions of the applicable Plan, including applicable option(s) granted thereunder, satisfaction of applicable performance targets, and, to the extent required by the terms of the applicable option, receipt of the exercise price with respect thereto, will be validly issued, fully paid and non-assessable shares of the Company.

We are opining herein as to General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and we express no opinion with respect to any other laws. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. The foregoing opinion is rendered as of the date hereof and the facts known to us on the date hereof and we assume no obligations to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention or any future changes in laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MAYER BROWN LLP

MAYER BROWN LLP

LDR/PdeB